As filed with the Securities and Exchange Commission on November 2, 2026

Registration No. 333-35049

Registration No. 333-74647

Registration No. 333-62148

Registration No. 333-145495

Registration No. 333-176219

Registration No. 333-197284

Registration No. 333-273471

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-35049

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-74647

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-62148

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-145495

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-176219

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-197284

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-273471

UNDER

THE SECURITIES ACT OF 1933

CBIZ, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	22-2769024 (I.R.S. Employer Identification No.)

5959 Rockside Woods Blvd. N., Suite 600

Independence, Ohio 44131

(216) 447-9000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Agents 1997 Stock Option Plan

1996 Employee Stock Option Plan

Beall, Garner, Screen & Geare, Inc. Employee Savings and Stock Ownership Plan

Century Business Services, Inc. Employee Stock Investment Plan

CBIZ, Inc. 2007 Employee Stock Purchase Plan (including as amended and restated May 12, 2011)

CBIZ, Inc. 2014 Stock Incentive Plan

CBIZ, Inc. 2002 Amended and Restated Stock Incentive Plan

2019 CBIZ, Inc. Omnibus Incentive Plan

(Full title of plans)

Jim Peko

Chief Executive Officer

5959 Rockside Woods Blvd. N., Suite 600

Independence, Ohio 44131

(Name and address, including zip code, of agent for service)

(216) 447-9000

(Telephone number, including area code, of agent for service)

Copies to:

Benjamin P. Schaye

Matthew B. Rogers

Daisy Wu

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

(212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) filed by CBIZ, Inc., a Delaware corporation (the “Company”), relate to the following registration statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”):

•

Registration Statement No. 333-35049, filed by the Company under its former name, International Alliance Services, Inc., with the Securities and Exchange Commission (the “SEC”) on September 5, 1997, registering up to 2,200,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable under the Agents 1997 Stock Option Plan and the 1996 Employee Stock Option Plan;

•

Registration Statement No. 333-74647, filed by the Company under its former name, Century Business Services, Inc., with the SEC on March 18, 1999, registering up to 500,000 shares of Common Stock, together with an indeterminate amount of plan interests, issuable under the Beall, Garner, Screen & Geare, Inc. Employee Savings and Stock Ownership Plan;

•

Registration Statement No.  333-62148, filed by the Company under its former name, Century Business Services, Inc., with the SEC on June 1, 2001, registering up to 1,000,000 shares of Common Stock issuable under the Century Business Services, Inc. Employee Stock Investment Plan;

•

Registration Statement No.  333-145495, filed by the Company with the SEC on August 16, 2007, registering up to 1,000,000 shares of Common Stock issuable under the CBIZ, Inc. 2007 Employee Stock Purchase Plan;

•

Registration Statement No.  333-176219, filed by the Company with the SEC on August 10, 2011, registering up to 1,000,000 shares of Common Stock issuable under the CBIZ, Inc. 2007 Employee Stock Purchase Plan, as amended and restated as of May 12, 2011;

•

Registration Statement No. 333-197284, filed by the Company with the SEC on July 7, 2014, as amended by Post-Effective Amendment No.  1 to Form S-8 filed on May 24, 2019, registering up to an aggregate 16,015,540 shares of Common Stock issuable under the CBIZ, Inc. 2014 Stock Incentive Plan and the CBIZ, Inc. 2002 Amended and Restated Stock Incentive Plan and, as so amended, the 2019 CBIZ, Inc. Omnibus Incentive Plan; and

•	Registration Statement No. 333-273471, filed by the Company with the SEC on July 27, 2023, registering up to 1,500,000 shares of Common Stock issuable under the 2019 CBIZ, Inc. Omnibus Incentive Plan.

On November 2, 2026, pursuant to the terms of the Agreement and Plan of Merger, dated as of July 28, 2026, by and among the Company, Viking ParentCo, Inc., a Delaware corporation (“Parent”), and Viking MergerCo, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, any and all offerings of securities registered pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offering, the Company hereby removes from registration all such securities registered under the Registration Statements but unsold as of the date hereof, including any shares of Common Stock and plan interests. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 2, 2026. No other person is required to sign these Post-Effective Amendments on behalf of the registrant in reliance upon Rule 478 under the Securities Act of 1933, as amended.

CBIZ, Inc.

By:	/s/ Jim Peko
Name: Jim Peko
Title: Chief Executive Officer